EXHIBIT 10.25 - THE PEP BOYS SAVINGS PLAN AMENDMENT 2004-1

THE PEP BOYS SAVINGS PLAN
AMENDMENT 2004-1

Pursuant to the authority reserved to it under Section 10.1 of The Pep Boys Savings Plan (the “Plan”), The Pep Boys - Manny, Moe & Jack (the “Company”) hereby amends the Plan as follows:

1.          Effective January 16, 2004, the first sentence of the definition of Annual Additions under Section 2.1 of the Plan immediately following the definition of Affiliate is hereby deleted in its entirety and the following language is hereby substituted therefor:

“Annual Additions means, with respect to each Limitation Year, the total of the Employer contributions and forfeitures allocated to a Participant’s Accounts pursuant to the provisions of the Plan (other than Pre-Tax Contributions made pursuant to Section 4.1(a)(ii) of the Plan), plus the total of any Participant contributions for such Limitation Year, plus amounts described in Sections 415(l)(1) and 419A(d)(2) of the Code, if any.”

2.          Effective January 16, 2004, the introductory clause of the third paragraph of the definition of Compensation under Section 2.1 of the Plan is hereby deleted in its entirety and the following language is hereby substituted therefore:

             “For purposes of Sections 4.5 and 4.7,”.

3.          Effective January 16, 2004, Section 4.1(a) is hereby deleted in its entirety and the following language is hereby substituted therefor:

“(a)	Pre-Tax Contributions

           (i)     Subject to the limitations of Sections 4.5 and 5.4, each Participant shall have the option to authorize the Employer, in writing and in accordance with procedures established by the Committee, to contribute to the Plan for a Plan Year on his behalf, an amount equal to any one half of a percentage of his Compensation from one half of a percent (0.5%) up to twelve percent (12%) (as determined without regard to this Section 4.1(a)) for such Plan Year.  Effective October 1, 1998, the foregoing limitation of twelve percent (12%) is increased to fifteen percent (15%).  Effective January 1, 2003, the foregoing limitation of fifteen percent (15%) is increased to fifty percent (50%).  The Committee shall have the discretion to apply a lower limitation to Highly Compensated Employees.  Such authorization shall be in the form of an election by the Participant to have his Compensation reduced by payroll withholding. Payroll deduction shall commence as soon as practicable following the Entry Date on which an Eligible Employee becomes a Participant or the date the Participant elects to make Pre-Tax Contributions to the Plan. Such withheld amounts are to be transmitted by the Employer to the Trustee as of the earliest date on which such amounts can reasonably be segregated from the Employer’s general assets. Effective February 3, 1997, such withheld amounts are to be transmitted by the Employer to the Trustee no later than the date required by DOL Reg. Section 2510.3-102(b). The amount of such contributions, together with contributions under Sections 4.1(c) and (d), shall not exceed the maximum amount allowable as a deduction under the Code for the Plan Year.

           (ii)     Effective January 16, 2004, in addition to the amount of Pre-Tax Contributions made pursuant to subsection (a)(i), the Employer shall make a Pre-Tax Contribution for the Plan Year to the Pre-Tax Contribution Account of each Participant who attains age 50 prior to the end of a Plan Year who, with respect to that Plan Year, has executed a salary reduction agreement between the Participant and the Employer that provides for an additional reduction in the amount of Compensation otherwise payable to the Participant in an amount not to exceed the dollar maximum in effect under section 414(v) of the Code, as in effect for the Plan Year (reduced by, to the extent required by the Code and applicable Treasury regulations, any other elective deferrals contributed on the Participant’s behalf pursuant to section 414(v) of the Code for the Plan Year); provided, however, that Pre-Tax Contributions shall be treated for all Plan purposes as contributed under subsection (a)(i) above in lieu of this subsection, unless the Participant is unable to make additional Pre-Tax Contributions under subsection (a)(i) above for the Plan Year due to limitations imposed by the Plan or applicable federal law.  Pre-Tax Contributions made pursuant to this subsection (a)(ii) shall not be taken into account for purposes of Sections 4.5 and 4.7 and the applicable limits under Section 402(g) of the Code.

           (iii)    Notwithstanding the foregoing, the Participant shall be prohibited from authorizing any Pre-Tax Contributions to be made on his behalf under this Plan and elective contributions under any other plan, in excess of the applicable limit under Section 402(g) of the Code in effect for the Plan Year to which such Pre-Tax Contributions relate. In the event a Participant has made excess deferrals under the Plan (or, if not, has determined that excess deferrals will be considered to exist under this Plan), then not later than the first day of April following the close of the Participant’s taxable year, the Participant may notify the Plan of the amount of the excess deferrals hereunder. The Participant shall be deemed to have notified the Plan of excess deferrals to the extent he has excess deferrals for the taxable year calculated by taking into account only elective deferrals under the Plan and other plans of the Employer or Affiliate. The Employer may notify the Plan on behalf of the Participant under these circumstances.

                    In the event the dollar limit described in the preceding paragraph is exceeded for a Participant, the Committee shall direct the Trustee (1) to the extent the Participant is eligible to make Pre-Tax Contributions pursuant to Section 4.1(a)(ii) for the Plan Year (subject to the dollar maximum applicable to such section), recharacterize the excess contributions as made pursuant to Section 4.1(a)(ii), and (2) to the extent the excess cannot be recharacterized in accordance with clause (1), distribute the amount designated above including any Income allocated thereto to the Participant by the April 15 following the end of the calendar year with respect to which the excess occurred.  The Income attributable to a Participant’s excess deferral pursuant to this Section 4.1(a)(iii) for the Plan Year during which such excess deferral arose shall be determined in accordance with Treas. Reg. §1.402(g)-1(e)(5)(ii). Unless provided for by the Committee, any Income attributable to a Participant’s excess deferrals for the period between the end of the Plan Year and the date of distribution shall be disregarded. Excess deferrals to be distributed for a Plan Year shall be reduced by Excess Contributions previously distributed for the Plan Year beginning in such taxable year as set forth in Section 4.5. Matching Contributions allocated by reason of any excess deferral distributed pursuant to this Section, together with any income allocated thereto for the calendar year to which the excess deferral relates, shall be forfeited at the time such distribution is made. For this purpose, however, the excess deferrals that are returned to the Participant shall be deemed to be first those Pre-Tax Contributions for which no Matching Contribution was made and second those Pre-Tax Contributions for which a Matching Contribution was made. Accordingly, if the Pre-Tax Contributions that are returned to the Participant as excess deferrals were not matched, no Matching Contributions will be forfeited.

A Participant who has excess deferrals for a taxable year may receive a corrective distribution of excess deferrals during the same year. This corrective distribution shall be made only if:

                              (A)     The Participant designates the distribution as an excess deferral. The Participant shall be deemed to have designated the distribution to the extent the Participant has excess deferrals for the taxable year calculated by taking into account only elective deferrals under the Plan and other plans of the Employer and Affiliate. The Employer may make the designation on behalf of the individual under these circumstances.

(B) The correcting distribution is made after the date on which the Plan received the excess deferral.

(C) The Plan designates the distribution as a distribution of excess deferrals.

                    The term “excess deferrals” means the excess of an individual’s elective deferrals for any taxable year, as defined in Treas. Reg. §1.402(g)-1(b), over the applicable limit under Section 402(g)(1) for the taxable year.

Notwithstanding the foregoing, the Committee may further limit a Participant’s right to make Pre-Tax Contributions to the Plan if in the sole judgment and discretion of the Committee, such limits are necessary to ensure the Plan’s compliance with the requirements of Sections 401(k) and (m) of the Code.

          (iv)     No Participant shall be permitted to have Pre-Tax Contributions made under this Plan, or any other qualified plan maintained by the Employer during any taxable year, in excess of the dollar limitation contained in Section 402(g) of the Code in effect for such taxable year, except to the extent permitted under Section 414(v) of the Code, if applicable.”

4.         Effective January 16, 2004, the following sentence is hereby added to the third paragraph of Section 4.1(c):

“Matching Contributions shall not be made with respect to Pre-Tax Contributions made pursuant to Section 4.1(a)(ii).”

5.          Effective January 16, 2004, the first sentence of the next to last paragraph of Section 5.4 of the Plan is hereby deleted in its entirety and the following language is hereby substituted therefor:

“If the total Annual Additions on behalf of a Participant for a Limitation Year would exceed the limitations described herein as a result of a reasonable error in determining the amount of Pre-Tax Contributions that a Participant may make to comply with this Section 5.4, as a result of the allocation of forfeitures or as a result of a reasonable error in estimating a Participant’s Compensation for purposes of this Section, such excess Pre-Tax Contributions shall be recharacterized as a Pre-Tax Contribution under Section 4.1(a)(ii) to the extent permitted under Section 414(v) of the Code and Treasury regulations issued thereunder.  If there is an excess after the foregoing recharacterization, such excess Pre-Tax Contribution may be distributed to the Participant to the extent that such distribution would reduce the excess Annual Additions as permitted under Section 415 of the Code.”

             IN WITNESS WHEREOF, and as evidence of the adoption of the amendment set forth herein, the Company has caused this instrument to be executed this 16th day of January, 2004.

Attest:	THE PEP BOYS - MANNY, MOE & JACK

/s/Brian d. Zuckerman	/s/ Lawrence N. Stevenson
Chief Executive Officer